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                                                                    EXHIBIT 99.2


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[BELDEN LOGO]                       Belden Acquisition of Hirschmann Automation
SENDING ALL THE RIGHT SIGNALS              and Control January 2007
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                              Hirschmann Background

Hirschmann Automation and Control (HAC) is a leading supplier of Industrial Ethernet solutions and industrial connectors. A German company, Hirschmann was founded in 1924, and today has the leading global market share in rail-mounted Industrial Ethernet devices, as well as a strong position in industrial connectivity within the European market. HAC had revenues in 2006 of approximately $250 million.

                              Hirschmann Locations

Hirschmann has two production facilities in Germany: Neckartenzlingen, where the company's headquarters also is located, and Ettlingen. The company also participates in three joint ventures in China.

                               Hirschmann Products

HAC has three divisions: INET (Industrial Ethernet), ICON (Industrial Connectors) and ECS (Electronic Control Systems).

INET -The products in this category are Industrial Ethernet switches and related equipment, both rail-mounted and rack-mounted, for factory automation and large-scale infrastructure projects, such as bridges, wind farms and airport runways. Rail-mounted switches are designed to withstand harsh conditions including electronic interference and mechanical stresses. HAC is the global market share leader for rail-mounted Industrial Ethernet products. The INET group also includes fiber optic interfaces and media converters used to bridge fieldbus (networks) over long distances.

ICON -This group has a broad product offering in industrial connectors for sensors and actuators and is a natural fit with Belden's global lead in industrial cable. The combined product portfolio will allow us to expand the industrial networking solutions we offer our clients.

ECS -HAC has a leading market share in Load Moment Indicators, which are safety devices used on cranes and other load-bearing equipment to prevent equipment from tipping over.


                   How Acquiring Hirschmann
                 Fits Belden's Strategic Plan

HAC's product range is highly complementary to Belden's industrial cable product line. In a factory, many of the devices connected by Belden cable are the kinds of products made by Hirschmann. HAC's Industrial Ethernet expertise together with Belden's signal transmission expertise will deliver to our customers global networking solutions for the most demanding environments. The acquistion fits with Belden's strategic plan in the following ways:

-        it expands Belden's overall connectivity portfolio,

-        it improves market access,

-        it provides solutions for our industrial customers,

-        it improves Belden's position in emerging markets,

- and it opens opportunities in wireless and fiber optics in the industrial space.


                               [GRAPH WITH TEXT]

                 What is Industrial Ethernet?

Industrial Ethernet is an open system standard for digital communications on the factory floor and in other rugged, demanding environments. Industrial Ethernet systems also allow companies to integrate their factory IT with their enterprise IT.



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[GRAPH]                           [GRAPH]                  [GRAPH]                   [GRAPH]                      [GRAPH]
HAC Bulkhead                  HAC Industrial            HAC Industrial            HAC Industrial               HAC Rail-Mounted
Industrial Ethernet             Ethernet                Wireless LAN                Ethernet               Industrial Ethernet
Connector                       Patchcord                Access Point                 Switch                    Switch
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